Exhibit 7.1

Rule 10b5-1 Trading Plan

This Trading Plan (the “Trading Plan”) is entered into on _June 30, 2015_______   (“Seller’s Adoption Date”)
                                                                                                                                                           (MM/DD/YYYY)

between Martin Ward (“Seller”) and Tripoint Global Equities, LLC_. (“TPGE”) for the purpose of selling up to 500,000 shares of common stock (“Stock”) of One Horizon Group, Inc.. (“Issuer”), OHGI (Ticker),  in accordance with Rule 10b5-1(c)(1) of  the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Seller and TPGE agree as follows:

1.
Specific Plan of Sale. TPGE, acting as agent, agrees to effect sales of Stock on behalf of Seller in accordance with the specific instructions set forth in Exhibit A (the “Trading Instructions”).  TPGE's obligations under this Trading Plan will not take effect until TPGE approves and accepts this Trading Plan.

2.	Fees/Commissions. Seller shall pay TPGE 3.75% fee for all shares sold; with such amounts to be deducted by TPGE from the proceeds of sales under this Trading Plan.

3.           Seller’s Representations and Warranties.  Seller represents and warrants that:

(a)	Seller is the shareholder of the Shares and has all requisite power and authority to execute and deliver this Trading Plan, and to perform his obligations hereunder;

(b)	Seller has the authority to make all investment decisions regarding the Shares, including without limitation, decisions to purchase or sell;

(c)	As of Plan Adoption Date, Seller is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

(d)	Seller is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(e)	Seller has informed Issuer of this Trading Plan and has furnished Issuer with a copy, and Seller has determined that this Trading Plan is consistent with Issuer's insider trading policy;

(f)
Seller has disclosed to Broker any agreements that Seller is currently party to, or within the past 60 days, has been party to, with another Broker, dealer or financial institution (each, a “Financial Institution”) entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1;

(g)	Seller is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker from conducting sales in accordance with this Trading Plan;

(h)
the Stock to be sold under this Trading Plan is owned free and clear by Seller and is not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than those imposed by Rule 144 or Rule 145, if applicable;

(i)
Seller has had an opportunity to consult with Seller’s own advisors as to the legal, tax, financial and other aspects of this Trading Plan, including this Trading Plan’s compliance with Rule 10b5-1 and applicable state law.  Seller has not received or relied on any representations from Broker concerning this Trading Plan’s compliance with Rule 10b5-1.

4.           Agreements by Seller.  Seller acknowledges and agrees to the following provisions:

(a)
Brokerage Account. Seller shall open a sole-purpose TPGE brokerage account in the name of and for the benefit of Seller (the “Plan Account”), prior to acceptance and approval of this Trading Plan by TPGE Trading Department.

(b)	Delivery of Stock. Seller shall deliver all shares of Stock to be sold pursuant to this Trading Plan into the Plan Account prior to the commencement of any sales under this Trading Plan.

(c)
Hedging Transactions. While this Trading Plan is in effect, Seller shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

(d)
Notice to TPGE.  Seller shall notify TPGE to terminate or suspend sales, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraph 7(a) or (b) or paragraph 8(c).

(e)
Communications. Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of the TPGE Trading Department or any TPGE Financial Advisor.

(f)
Compliance with Applicable Laws and Required Exchange Act Filings.  Seller shall comply with all applicable laws, rules and regulations, and Seller shall make all filings required under Sections 13 and 16 of the Exchange Act in a timely manner.

(g)	No Influence. Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Trading Plan.

(h)	Stock Non-Marginable. The Stock is not marginable and may not be used by Seller as collateral for any purpose.

(i)
Execution, Average Pricing and Pro Rata Allocation of Sales.  TPGE may sell Stock on any national securities exchange, in Nasdaq Capital Market, on an automated trading system or otherwise.  TPGE or one of its affiliates may make a market in the Stock and may act as principal in executing sales under the Trading Plan.  To the extent that TPGE administers other trading plans relating to Issuer's securities, TPGE may aggregate orders for Seller with orders under other sellers' trading plans for execution in a block and allocate each execution on a pro rata basis to each seller.  In the event of partial execution of block orders, TPGE shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer's securities that TPGE manages pro rata based on the ratio of (x) the number of shares to be sold pursuant to the order instructions of each Trading Plan to (y) the total number of shares to be sold under all Trading Plans having the same type of order instructions.

(j)
Exclusivity. Until this Trading Plan has been terminated, Seller shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to purchase or sale of the Stock that are referenced in Exhibit A of the plan, for the purpose of establishing a trading plan that complies with Rule 10b5-1.

(k)	Acknowledgment of Relief from Obligation to Effect Sales. TPGE shall be relieved of its obligation to sell Stock as otherwise required by paragraph 1 above at any time when:

(i)
TPGE has determined that (A) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller’s affiliates; or (B) a material adverse change in the financial markets, in the market activity in the Stock or in the internal systems of TPGE or one of its affiliates, an outbreak or escalation of hostilities or other crisis or calamity has occurred (in each case, the effect of which is such as to make it, in the sole judgment of TPGE, impracticable for TPGE to sell Stock); or (C) a trading suspension with respect to the Stock by the Securities and Exchange Commission or the primary listed exchange or a delisting of the Stock or a banking moratorium has occurred; if TPGE cannot effect a sale for any of such reasons, TPGE shall effect such sale as promptly as practical after the cessation or termination of such cause, subject to the restrictions set forth in paragraph 1 of Exhibit A;

(ii)	This Trading Plan is suspended in accordance with paragraph 7 below;

(iii)	This Trading Plan is terminated in accordance with paragraph 8 below;

5.	Rule 144 and Rule 145. With respect to sales of Stock subject to Rule 144 or Rule 145, Seller and TPGE agree to comply with the following provisions:

(a)           Agreements by Seller Regarding Rule 144 and Rule 145.

(i)
Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144 or Rule 145.

(ii)
Seller agrees to complete, execute and deliver to TPGE Forms 144 for sales to be effected under the Trading Plan at such times and in such numbers as TPGE shall request.  Seller hereby grants TPGE a power of attorney to complete and file on behalf of Seller any required Forms 144.  The remarks section of each Form 144 filed shall include a statement to the effect that the shares covered by the Form 144 are being sold pursuant to a Rule 10b5-1 trading plan dated as of the date hereof, and the representation regarding the seller's knowledge of material nonpublic information speaks as of that plan adoption date.

(iii)
Seller agrees to complete, execute and deliver to TPGE Rule 144 Seller’s Representation Letters (in the form attached as Exhibit C) for sales to be effected under the Trading Plan at such times and in such numbers as TPGE shall request.

(iv)	Seller agrees to notify Trading Department of TPGE immediately if there is any change in Seller’s employment, affiliate or non-affiliate status.

(b)           Agreements by TPGE Regarding Rule 144 and Rule 145.

(i)
TPGE agrees to conduct all sales pursuant to the Trading Plan in accordance with the manner of sale requirement of Rule 144.  TPGE shall not affect any sales that it knows would exceed the then-applicable volume limitation under Rule 144.

(ii)	TPGE agrees to file such Forms 144 furnished by Seller pursuant to paragraph 5(a)(ii) on behalf of Seller as required by applicable law.

(iii)	TPGE agrees to submit such Rule 144 Seller’s Representation Letters furnished by Seller pursuant to paragraph 5(a)(iii) on behalf of Seller as required by Issuer's transfer agent.

6.	Intentionally Left Blank

7.           Suspension.  Sales under this Trading Plan shall be suspended as follows:

(a)
Promptly after the date on which TPGE receives notice from Seller or Issuer of legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates that would prevent TPGE from selling Stock under this Trading Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for the restriction), including a restriction based on Seller’s awareness of material nonpublic information in connection with a tender offer for Issuer’s securities (transactions on the basis of which Rule 14e-3 of the Exchange Act could be violated).  The Seller or the Issuer will notify TPGE  in writing of its intention and specify the beginning date and the ending date, to the extent that it’s known, of the suspension or temporary withdrawal period.  The notice shall be provided no less than two (2) business days prior to beginning or end of suspension date.

(b)
In the event of a Qualifying Securities Offering, promptly after the date on which TPGE receives notice from Issuer or Seller of the Suspension Date until TPGE receives notice from Issuer or Seller of the Resumption Date; provided, however, that (i) Seller certifies that Seller has no control over the Suspension Date or the Resumption Date, and (ii) if Seller is unable to make such certification then this paragraph shall result in a termination of the Trading Plan, rather than suspension.

“Qualifying Securities Offering” means any offering of securities of Issuer for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an “Underwriter”) requires Seller to agree to restrict Seller’s ability to effect Sales pursuant to this Trading Plan.

“Suspension Date” means the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a “Preliminary Offering Document”) is first used to market securities of Issuer by the Underwriter, or if a Preliminary Offering Document is not used, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an “Underwriting Agreement”) is entered into by the Underwriter and Issuer.

“Resumption Date” means the day immediately following the expiration of the time period during which Seller was restricted from effecting Sales pursuant to this Trading Plan in accordance with the Underwriting Agreement.

(c)
In the event that the TPGE Trading Department becomes aware of material nonpublic information concerning Issuer or the Stock, TPGE may be required by applicable law or, in its sole discretion, find it advisable, to suspend sales under this Trading Plan.  In such case, TPGE shall promptly notify Seller of the suspension of sales under this Trading Plan.

8.	Termination. This Trading Plan will terminate on the earliest to occur of the following:

(a)           at the close of trading on July  29, 2016;

(b)	promptly after the date on which TPGE receives notice from Seller of the termination of this Trading Plan, in which case, Seller agrees to notify the Issuer promptly of such termination;

(c)	upon the reasonable determination by TPGE, or promptly after the reasonable determination by Seller and notice to TPGE, that this Trading Plan does not comply with Rule 10b5-1;

(d)           promptly after the date TPGE is notified of the death of Seller;

(e)	immediately in the event that Seller fails to deliver any Stock pursuant to paragraph 4(b); or

(f)	the date that the aggregate number of shares of Stock sold pursuant to this Trading Plan reaches 1,000,000 shares.

9.	Intentionally Left Blank.

10.           Indemnification; Limitation of Liability.

(a)           Indemnification.

(i)
Seller agrees to indemnify and hold harmless TPGE and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses") arising out of or attributable to (A) TPGE’s actions taken or not taken in compliance with this Trading Plan, (B) any breach by Seller of this Trading Plan (including Seller’s representations and warranties hereunder), or (C) any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

(ii)	TPGE agrees to indemnify and hold harmless Seller from and against all Losses arising out of or attributable to the gross negligence or willful misconduct of TPGE in connection with this Trading Plan.

(b)           Limitation of Liability.

(i)
Notwithstanding any other provision hereof, TPGE shall not be liable to Seller, and Seller shall not be liable to TPGE, for: (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (B) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(ii)
Notwithstanding any other provision hereof, TPGE shall not be liable to Seller for (A) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (B) any failure to effect a sale required by paragraph 1, except for failures to effect sales as a result of the gross negligence or willful misconduct of TPGE

11.
Agreement to Arbitrate.  Any dispute between Seller and TPGE arising out of, relating to or in connection with this Trading Plan or any transaction relating to this Trading Plan shall be determined only by arbitration as provided in the TPGE brokerage account agreement referred to in paragraph 4(a).

12.           Notices.

(a)	All notices to TPGE under this Trading Plan shall be provided in writing to the Trading Department of TPGE by facsimile at fax number 212-202-6380 or by email to adk@tripointglobalequities.com.

(b)	All notices to Seller under this Trading Plan shall be provided by facsimile at fax number 44-845-280-5556 or by mail to the address below:

Martin Ward
First Floor, 1 Duchess Street
London  W1W 6AN

(c)
TPGE will provide notification of all sales of Stock under this Trading Plan to Seller and to Issuer by e-mail at the below addresses by 6 p.m. (ET) on the date of execution on a best efforts basis, with a final report by 12 p.m. (ET) on the following business day.  Seller and Issuer agree to notify TPGE in writing of any changes to the contact information provided.

martin.ward@onehorizongroup.com

13.
Amendments and Modifications.  This Trading Plan and the Exhibits hereto may be amended by Seller only upon the written consent of TPGE and receipt by TPGE of the following documents, each dated as of the date of such amendment:

(a)
a certificate signed by Seller, certifying that the representations and warranties of Seller contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date; and

(b)           an issuer certificate completed by Issuer substantially in the form of Exhibit B.

14.
Inconsistency with Law.  If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Trading Plan will continue and remain in full force and effect.

15.	Governing Law. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York.

16.
Entire Agreement.  This Trading Plan, including Exhibits, and the brokerage account agreement referred to in paragraph 4(a) above, constitute the entire agreement between the parties with respect to this Trading Plan and supersede any prior agreements or understandings with regard to this Trading Plan.

17.
Counterparts.  This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; provided, however that (i) Seller’s Adoption Date is the same date that Seller signed this Trading Plan and its Exhibits, (ii) the Trading Plan Effective Date may be no sooner than two weeks following the Seller’s Adoption Date, (iii) the Issuer’s Certification Date, as defined in Exhibit B, may not be earlier than the Seller’s Adoption Date, and (iv) TPGE will not approve and accept this Trading Plan on any date that is prior to the Seller’s Adoption Date or the Issuer’s Certification Date.

NOTICE:  THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN PARAGRAPH 11.

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date specified below.

MARTIN WARD

_/s/ Martin Ward__________________________                           June 30, 2015_____________
Martin Ward                                                                                                Date
Title:   Director, CFO

NOTICE: Signature date above must be the same as Seller’s Adoption Date as defined in the opening section of this Trading Plan.

ACCEPTED BY: TRIPOINT GLOBAL EQUITIES, LLC.

_/s/ Mark Elenowitz_________________________              June 30, 2015______________
Name:                                                                                                Date
Title:

EXHIBIT A

This Exhibit A may not be amended except in accordance with the Trading Plan.

The Seller confirms the following:
(Check applicable boxes)
☑ I am  ☐ I am not an officer, director or direct or indirect beneficial owner of greater than 10% of any class of equity security of the Issuer
☑ I have ☐ I have not  been notified by Issuer that I am subject to the requirements of Section 16 of
Securities Exchange Act of 1934 (“Exchange Act”)
☑ I have ☐ I have not been notified by the Issuer that I may be deemed an “affiliate” as defined in Rule 144 of Securities Act of 1933 (“Securities Act”)

SPECIFIC TRADING INSTRUCTIONS

In no event shall TPGE sell any shares of  One Horizon Group, Inc.. (Ticker: OHGI ) pursuant to the Trading Plan prior to __July/_30__/_2015___ (the “Trading Plan Effective Date”), which is compliant with the Issuer’s Insider Trading Policies and may not be less than one month from the Seller's Adoption Date.

The trading is scheduled to commence on July _30_, 2015, the number of shares to be sold on daily basis is 5,000 shares. In the event that less than 5,000 shares are sold in a day, the remaining will roll over to the following business day.

Trading Schedule A (For sale of Restricted Stock)

Order A#	Order Entry Date	Number of Shares to be Sold	Type of order: Limit Price ($) or Market	Duration of order (Day, GTC)	Order Cancel Date	Original Date of Purchas e	Nature of Acquisition	Comments
1	July 30, 2015 to July 29 , 2016	5,000 shares per day, 250,000 per quarter with a Maximum of 1,000,000 Shares per year.	$1.75	Day	N/A		Founders stock
This order will be entered daily, subject to a 10% Percentage of Daily Volume ("POV") constraint. No orders during first 30 or last 30 minutes of trading day.
Allow forward rolling over of unsold shares from previous trading days  , but subject to 10% of POV constraint.

PLEASE NOTE: If any orders are placed at the market or if the market price is higher than the limit price at the time that orders are placed, such orders shall be sold over the course of the trading day on a Best Efforts/Not Held basis. “Not Held” is defined as a market or limit order that gives TPGE both time and price discretion to attempt to get the best possible price.

1.
 A “Sale Day” shall be any day during the “Order Sales Period”, defined as the period between the Order Entry Date and Order Cancel Date or Order Execution, on which the sales price specified in the trading schedule is met; provided, however, that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day within the Order Sales Period

2
If TPGE cannot sell the share amount on any Sale Day for any of the reasons described in Section 4(k)(i) & (ii) of the   Trading Plan, than TPGE will re-enter the sale on the next possible Trading Day as defined below.

3.     Share amounts and the limit prices shall be adjusted on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to Issuer that occurs while the Trading Plan is in effect, following such time as the Seller or the Issuer notifies Trading Department of the corporate action promptly and in writing.

4.    A “Trading Day” is any day during the Order Sales Period on which the primary listed exchange is open for business and the Stock trades regular way; provided, however, that a “Trading Day” shall mean only that day’s regular trading session of the primary exchange and shall not include any extended-hours or after-hours trading sessions that the primary exchange may allow.

_/s/ Martin Ward______________________________                              June 30, 2015_______________
Name: Martin Ward                                                                                                Date
Title: CFO, Director

NOTICE: Signature date must be the same as Seller’s Adoption Date as defined in the opening section of this Trading Plan.

EXHIBIT B

ISSUER CERTIFICATE

1.
One Horizon Group, Inc. (“Issuer”) certifies that it has approved and retained a copy of the Trading Plan dated _June 30_, 2015 the (“Trading Plan”) between Martin Ward (“Seller”) and TPGE relating to the common stock of Issuer (the “Stock”).

2.
The Trading Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date of this representation that would prohibit Seller from either entering into the Trading Plan or selling Stock pursuant to the Trading Plan.

3.
During the Plan Sales Period, Issuer agrees to provide notice as soon as practicable to TPGE in the event that the Trading Plan becomes inconsistent with Issuer’s insider trading policies, or Issuer becomes aware of legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates that would prohibit any sale pursuant to the Trading Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for such restriction).  In any event, Issuer shall not communicate any material nonpublic information about Issuer or its securities to TPGE with respect to the Trading Plan.

Such notice shall be provided by facsimile to the Trading Department of TPGE by facsimile at fax number 212-202-6380 and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller.  Any such notice is provided under the express condition that TPGE shall (i) maintain such information in confidence, (ii) share it only with those persons who reasonably need to know the information in the execution and administration of the Trading Plan, and (iii) use any information concerning or contained in such notice (including existence of the notice) for no purpose other than the execution and administration of the Trading Plan; provided, however, nothing in this paragraph shall prohibit TPGE or its attorney from responding to any inquiry the Securities and Exchange Commission, FINRA, NYSE or any other self-regulatory organization, any State securities regulator, or any other governmental authority regarding such notice or its underlying facts and circumstances.

4.
To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Trading Plan, and in acknowledgment of TPGE’s agreement in the Trading Plan that sales of Stock under the Trading Plan will be effected in compliance with Rule 144, Issuer agrees that it will, immediately upon Seller’s directing delivery of Stock into an account at TPGE in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller's transferee or nominee that does not bear any legend or statement restricting its transferability to a buyer.

IN WITNESS WHEREOF, the undersigned have signed this Issuer Certificate as of the date specified below (“Issuer’s Certification Date”)

_/s/ Brian Collins______________________                                            June 30, 2015___________
Name: Brian Collins                                                                                           Date
Title:  the Chairman of the Board of Directors  and the CEO

NOTICE: Signature date may not be earlier than Seller’s Adoption Date as defined in the opening section of this Trading Plan.

EXHIBIT C

This Exhibit C may not be amended except in accordance with the Trading Plan

RULE 144 LETTER

Tripoint Global Equities, LLC.

1450 Broadway 26th FL
NY, NY 10018

Ladies and Gentlemen:

In conjunction with my order(s) to sell shares of common stock of One Horizon Group, Inc. (“Issuer”) (“the Stock”), through you as broker or dealer for my account pursuant to the Rule 10b5-1 Trading Plan dated _June 30,  2015 (the “Trading Plan”), under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), I advise you as follows:

1.	I intend to sell Stock pursuant to Rule 10b5-1. I intend for Tripoint Global Equities, LLC. to adhere to the Trading Plan without alteration or modification during the plan period.

2.	I am an affiliate of the Issuer.

3.	The number of shares of Stock, which I have ordered you to sell as broker or dealer for my account, will conform to the Sales Instructions in Exhibit A of the Trading Plan.

4.
I have verified that Issuer has been subject to the Securities and Exchange Commission (the "SEC") information reporting requirements pursuant to the Exchange Act for at least the preceding 90 days and has filed all required periodic reports during the 12 months preceding the first sale or during any shorter period that the SEC may require.  As of the date of the Trading Plan, I did not know of any material nonpublic information concerning Issuer.

5.
If the securities being sold are "restricted securities" as defined in paragraph (a)(3) of Rule 144, I confirm that I have been the beneficial owner for a period of at least six (6) months as provided in paragraph (d) of Rule 144.

6.	a) I have not solicited or arranged for the solicitation of any orders to buy in anticipation or in connection with my proposed sales.

b) I have made no payments to any other person in connection with your execution of my order.

c) I have not agreed to act in concert with any other person in connection with my proposed sales.

7.	It is my bona fide intention to sell the Stock as expressly prescribed in the Trading Plan pursuant to the Plan.

8.	I understand that the payment of the proceeds of the sales will be delayed until the shares of Stock are transferred and delivered free of restrictions to Tripoint Global Equities, LLC.

9.	All capitalized terms used in this Rule 144 Letter shall have the meanings ascribed to them in the Trading Plan.

The undersigned agrees to notify Tripoint Global Equities, LLC. immediately if any of the above representations become inaccurate before the sales are completed.

Very truly yours,

/s/ Martin Ward                                                                                 MARTIN WARD
Signature of the Seller                                                                                 Print Name

Date:   June 30, 2015